Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com

For Immediate Release

Corporate Contacts:	Investor Relations:	Media:
Jeffrey A. Klausner	John Mills or Allyson Pooley	Peggy Kelly
Chief Financial Officer	Integrated Corporate Relations	The Duplex Solution, Inc.
858-373-1600	310-954-1100	310-748-6666
ir@infosonics.com	jmills@icrinc.com / apooley@icrinc.com	peggy@theduplex.net

InfoSonics to Unveil verykool™ Mobile Phones at CTIA 2007

New Proprietary Line of Mobile Phones Fuses Sleek Design with Function to Deliver Popular Features to Fashion-Forward Consumers.

San Diego, CA - March 21, 2007, InfoSonics Corporation (NASDAQ: IFON), a leading provider and distributor of mobile phones and wireless accessories in Latin America and the United States, today announced the proposed line-up for 2007 for verykool™, its own proprietary line of mobile phones. The line-up covers a full spectrum of product offerings, including entry level, mid-tier feature phones and a Smartphone utilizing Microsoft’s Windows Mobile operating platform. The products can be viewed at www.verykool.net. Focusing on the concept of music and Bluetooth® connectivity, the verykool™ line from InfoSonics™ will offer multiple color options in compact, stylish handsets filled with the most popular features demanded by younger consumers.

“Building on our core strength and market knowledge of mobile phone distribution in Latin America and the United States, we have expanded our scope into wireless handset development with the launch of our verykool™ proprietary line of mobile phones,” said Joseph Ram, President and Chief Executive Officer of InfoSonics. “InfoSonics’ verykool™ mobile phones put the fun in functionality for the young, professional consumer, a market segment we believe to be largely under-served. Simultaneously stylish and feature-rich, our verykool™ mobile phones contain some of the most in-demand features in a range of models that will let everyone find the perfect cell phone to match their lifestyle.”

While the products are in varying stages of introduction and testing with carriers, the Company believes the first launch will be in Latin America. InfoSonics’ verykool™ mobile phones will include desirable features such as MP3 and multimedia players; Bluetooth® capabilities; mega pixel cameras; PC Sync; expansion memory slots; GSM tri-band or quad-band ‘world phone’ standards. Many models will be produced in a variety of fashion colors including red, blue, green and white as well as the more traditional black. The products will be available through select carriers and distributors in the regions. Concurrent with the announcement of the proposed verykool™ line-up, InfoSonics has launched a dedicated Internet site to provide product information and, support at www.verykool.net.

Trademarks are the property of their respective owners.

About InfoSonics Corporation

InfoSonics is a leading provider and distributor of mobile phones and wireless accessories serving Latin America and the United States. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in the U.S. and Latin America. For additional information, please visit www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including without limitation to statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) significant changes in supplier terms and relationships; (7) termination of a supply or services agreement with a major supplier or product supply shortages; (8) continued consolidation in the wireless handset carrier market; (9) extended general economic downturn; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) future terrorist or military actions; (14) the loss of a key executive officer or other key employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options and valuing gain or loss on fair value of derivatives may result in additional non-cash income or expenses; (18) seasonal buying patterns; (19) dependency on Latin American sales; and (20) uncertain political and economic conditions internationally; (21) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights and SFAS 123R as it relates to stock options; and (22) the resolution of any litigation against the company. Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q, as amended, for the quarter ended September 30, 2006; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

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